Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports First Quarter Results
Richmond, VA August 4, 2021/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “We are off to a good start for fiscal year 2022. Results for our Tobacco Operations segment improved on higher African carryover tobacco shipments and a favorable tobacco product mix in the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Our Ingredients Operations segment, which includes our October 2020 acquisition of Silva International, Inc. (“Silva”), delivered very strong performance in the three months ended June 30, 2021.

“It is exciting to begin to see the positive outcome from our capital allocation strategy, which we put in place in May 2018 with the goal of ensuring that we are well positioned for the future. Investments in our tobacco business have enabled us to expand the supply chain services we provide our customers and to create footprint rationalization efficiencies, and we are seeing the returns from those investments in our results. Our plant-based ingredients platform is coming together nicely; we continue to believe we are on track for our ingredients businesses to meet our previously announced goal of representing 10% to 20% of our results in fiscal year 2022. We are excited about the performance of our investments thus far and will continue to seek prudent, strategic opportunities to enhance our businesses and return value to our shareholders.

“Our tobacco and plant-based ingredients businesses are both currently performing according to our plans. Like other industries, we are seeing some logistical constraints around the world with regard to vessel and container availability stemming from the ongoing COVID-19 pandemic; however at this time, we do not know what significance such constraints may have on shipment timing or our results. We are continuing to monitor these and other pandemic-related conditions which affect our operations.
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Universal Corporation

“As part of our ongoing efforts to set high standards of social and environmental performance to support a sustainable supply chain, we have developed targets to reduce greenhouse gas emissions, which are consistent with the levels required to meet the goals of the Paris Agreement – limiting global warming to well-below 2°C above pre-industrial levels. Our targets were recently approved by the Science Based Targets initiative (SBTi), and reflect our commitment to reduce our global greenhouse gas emissions by 30% by 2030.”

FINANCIAL HIGHLIGHTS
	Three Months Ended June 30,		Change
(in millions of dollars, except per share data)	2021	2020	$	%

Consolidated Results
Sales and other operating revenue	$350.0	$315.8	$34.2	11%
Cost of goods sold	$287.6	$262.0	$25.5	10%
Gross Profit Margin	17.8%	17.0%		80 bps
Selling, general and administrative expenses	$49.8	$49.4	$0.4	1%
Restructuring and impairment costs	$2.0	$—	$2.0	(100)%
Operating income (as reported)	$10.6	$8.5	$2.1	24%
Adjusted operating income (non-GAAP)*	$12.6	$4.4	$8.3	190%
Diluted earnings per share (as reported)	$0.26	$0.29	$(0.03)	(10)%
Adjusted diluted earnings per share (non-GAAP)*	$0.30	$0.02	$0.28	1400%
Segment Results
Tobacco operations sales and other operating revenues	$293.8	$298.4	$(4.5)	(2)%
Tobacco operations operating income	$8.9	$5.0	$3.8	76%
Ingredients operations sales and other operating revenues	$56.2	$17.4	$38.7	222%
Ingredient operations operating income	$4.3	$(0.7)	$5.1	720%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the quarter ended June 30, 2021, was $6.4 million, or $0.26 per diluted share, compared with $7.3 million, or $0.29 per diluted share, for the quarter ended June 30, 2020. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $6.8 million and $0.28, respectively, for the quarter ended June 30, 2021, compared to the quarter ended June 30, 2020. Operating income of $10.6 million for the quarter ended June 30, 2021, increased by $2.1 million, compared to operating income of $8.5 million for the quarter ended June 30, 2020. Adjusted operating income, detailed in Other Items below, of $12.6 million increased by $8.3 million for the first quarter of fiscal year 2022, compared to adjusted operating income of $4.4 million for the first quarter of fiscal year 2021.

Consolidated revenues increased by $34.2 million to $350.0 million for the three months ended June 30, 2021, compared to the same period in fiscal year 2021, on the addition of the business acquired in October 2020 in the Ingredients Operations segment, offset in part by modestly lower comparative leaf tobacco sales volumes.

TOBACCO OPERATIONS
The first fiscal quarter is historically a slow quarter for our tobacco businesses. Operating income for the Tobacco Operations segment increased by $3.8 million to $8.9 million for the quarter ended June
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Universal Corporation

30, 2021, compared with the quarter ended June 30, 2020. Although tobacco sales volumes were down modestly, Tobacco Operations segment results improved on carryover shipments, product mix, and increased supply chain services to customers in the quarter ended June 30, 2021, compared to the same quarter in the prior fiscal year. Carryover crop shipments were higher in Africa in the quarter ended June 30, 2021, compared to the same quarter in the prior fiscal year, in part due to some shipments that were delayed from fiscal year 2021. Brazil experienced an improved product mix on lower volumes in the quarter ended June 30, 2021, compared to the quarter ended June 30, 2020, when high volumes of lower margin carryover crops shipped. Carryover tobacco crop shipments were lower and product mix was less favorable in Asia in the first quarter of fiscal year 2022, compared to the same quarter in fiscal year 2021. In the first quarter of fiscal year 2022, we also provided increased supply chain services to customers for wrapper tobacco, compared to the same quarter in the prior fiscal year. Selling, general, and administrative expenses for the Tobacco Operations segment were lower in the quarter ended June 30, 2021, compared to June 30, 2020, primarily on higher recoveries of value-added taxes and advances to suppliers. Revenues for the Tobacco Operations segment of $293.8 million for the quarter ended June 30, 2021, were down $4.5 million, compared to the same period in the prior fiscal year, on modestly lower tobacco sales volumes.

INGREDIENTS OPERATIONS
Operating income for the Ingredients Operations segment was $4.3 million for the quarter ended June 30, 2021, compared to an operating loss of $0.7 million for the quarter ended June 30, 2020. Results for the segment improved year-over-year on the inclusion of the October 2020 Silva acquisition. For the quarter ended June 30, 2021, our Ingredients Operations saw strong volumes in both human and pet food categories as well as some rebound in demand from sectors that have been suffering during the ongoing COVID-19 pandemic. Selling, general, and administrative expenses increased in the quarter ended June 30, 2021, compared to the same quarter in the prior fiscal year, on the addition of the acquired business. Revenues for the Ingredients Operations segment of $56.2 million for the quarter ended June 30, 2021, were up $38.7 million compared to the quarter ended June 30, 2020, primarily on the addition of the revenues for the acquired business.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We continue to closely monitor developments related to the ongoing COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, implemented work-from-home procedures, and we continue to assess and reevaluate protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain, although the ongoing COVID-19 pandemic resulted in delays in certain operations during fiscal year 2021. In addition, our plant-based ingredients platform has seen some shifts in product mix due to the ongoing COVID-19 pandemic related to changes in customer demand. Since March 2020, we have at times also experienced
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Universal Corporation

increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We are currently seeing and monitoring some logistical constraints around worldwide vessel and container availability stemming from the ongoing COVID-19 pandemic.

We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps and reevaluate current protocols to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

OTHER ITEMS

Cost of goods sold in the quarter ended June 30, 2021, increased by 10% to $287.6 million, compared with the same period in the prior fiscal year, as a result of the acquisition of the business in the Ingredients Operations segment, offset in part by variances in tobacco sales volumes and product mix. Selling, general, and administrative costs for the quarter ended June 30, 2021, increased by $0.4 million to $49.8 million, compared to the same period in the prior fiscal year, as additional costs from the business acquisition in the Ingredients Operations segment were largely offset by lower costs in the Tobacco Operations segment primarily on higher recoveries of value-added taxes and advances to suppliers. Interest expense for the quarter ended June 30, 2021, decreased by $0.6 million to $6.2 million as increased costs from higher debt balances were more than offset in comparison to the quarter ended June 30, 2020, which included a non-recurring interest expense item of $1.8 million associated with the settlement of an uncertain tax matter at a foreign subsidiary.

For the three months ended June 30, 2021, the Company’s effective tax rate on pre-tax income was 23.7%. For the three months ended June 30, 2020, the Company reported a net tax benefit on pretax earnings of $5.0 million, mainly due to a $4.4 million benefit for final tax regulations issued in the quarter regarding the treatment of dividends paid by foreign subsidiaries. Without this benefit, income taxes for the quarter ended June 30, 2020, would have been a benefit of approximately $0.6 million.

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:
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Universal Corporation

Adjusted Operating Income Reconciliation
	Three Months Ended June 30,
(in thousands)	2021	2020
As Reported: Consolidated operating income	$10,605	$8,528
Restructuring and impairment costs(1)	2,024	—
Fair value adjustment to contingent consideration for FruitSmart acquisition(2)	—	(4,173)
Adjusted operating income	$12,629	$4,355

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended June 30,
	2021	2020
As Reported: Net income available to Universal Corporation	$6,357	$7,274
Restructuring and impairment costs(1)	1,005	—
Fair value adjustment to contingent consideration for FruitSmart acquisition(2)	—	(4,173)
Interest expense related to an uncertain tax matter at a foreign subsidiary	—	1,849
Income tax benefit on dividends paid from foreign subsidiaries(3)	—	(4,421)
Adjusted net income available to Universal Corporation	$7,362	$529

As reported: Diluted earnings per share	$0.26	$0.29
As adjusted: Diluted earnings per share	$0.30	$0.02
(1)Restructuring and impairment costs are included in consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(2)The Company reversed a portion of the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.
(3)The Company recognized an income tax benefit for final U.S. tax regulations on certain dividends paid by foreign subsidiaries in a prior fiscal year.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation and other stakeholder expectations; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2021. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on August 4, 2021, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 4, 2021. A taped replay of the call will be available through August 18, 2021, by dialing (855) 859-2056. The confirmation number to access the replay is 7728893.

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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents, that sources and processes leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients for the food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2021, were $2.0 billion. Visit www.universalcorp.com for more information on Universal Corporation and the latest Company news.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2021	2020
	(Unaudited)
Sales and other operating revenues	$350,029	$315,811
Costs and expenses
Cost of goods sold	287,556	262,046
Selling, general and administrative expenses	49,844	49,410
Other income	—	(4,173)
Restructuring and impairment costs	2,024	—
Operating income	10,605	8,528
Equity in pretax earnings (loss) of unconsolidated affiliates	609	(7)
Other non-operating income (expense)	48	(18)
Interest income	73	159
Interest expense	6,208	6,810
Income before income taxes and other items	5,127	1,852
Income taxes	1,215	(5,048)
Net income	3,912	6,900
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	2,445	374
Net income attributable to Universal Corporation	$6,357	$7,274

Earnings per share:
Basic	$0.26	$0.30
Diluted	$0.26	$0.29

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2021	2020	2021
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$84,688	$100,015	$197,221
Accounts receivable, net	279,900	222,162	367,482
Advances to suppliers, net	70,377	65,221	121,618
Accounts receivable—unconsolidated affiliates	52,047	32,827	584
Inventories—at lower of cost or net realizable value:
Tobacco	874,381	858,940	640,653
Other	140,249	104,399	145,965
Prepaid income taxes	17,804	13,426	15,029
Other current assets	85,016	65,675	66,806
Total current assets	1,604,462	1,462,665	1,555,358

Property, plant and equipment
Land	23,439	21,454	22,400
Buildings	293,734	258,306	284,430
Machinery and equipment	661,753	644,092	658,826
	978,926	923,852	965,656
Less accumulated depreciation	(627,279)	(608,173)	(616,146)
	351,647	315,679	349,510
Other assets
Operating lease right-of-use assets	31,281	37,576	31,230
Goodwill, net	173,041	126,862	173,051
Other intangibles, net	69,905	17,114	72,304
Investments in unconsolidated affiliates	85,064	79,198	84,218
Deferred income taxes	18,013	23,085	12,149
Pension asset	11,764	—	11,950
Other noncurrent assets	50,916	44,661	52,154
	439,984	328,496	437,056

Total assets	$2,396,093	$2,106,840	$2,341,924

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2021	2020	2021
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$153,337	$92,758	$101,294
Accounts payable and accrued expenses	158,013	133,621	139,484
Accounts payable—unconsolidated affiliates	18	—	1,282
Customer advances and deposits	9,307	10,575	8,765
Accrued compensation	18,576	16,373	29,918
Income taxes payable	5,919	2,359	4,516
Current portion of operating lease liabilities	7,998	9,914	7,898
Current portion of long-term debt	—	—	—
Total current liabilities	353,168	265,600	293,157

Long-term debt	518,297	368,829	518,172
Pensions and other postretirement benefits	55,622	70,473	57,637
Long-term operating lease liabilities	20,826	24,040	19,725
Other long-term liabilities	59,815	75,130	59,814
Deferred income taxes	46,810	24,435	44,994
Total liabilities	1,054,538	828,507	993,499

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,577,254 shares issued and outstanding at June 30, 2021 (24,488,964 at June 30, 2020 and 24,514,867 at March 31, 2021)	327,471	322,449	326,673
Retained earnings	1,074,586	1,064,927	1,087,663
Accumulated other comprehensive loss	(98,232)	(151,132)	(107,037)
Total Universal Corporation shareholders' equity	1,303,825	1,236,244	1,307,299
Noncontrolling interests in subsidiaries	37,730	42,089	41,126
Total shareholders' equity	1,341,555	1,278,333	1,348,425

Total liabilities and shareholders' equity	$2,396,093	$2,106,840	$2,341,924

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2021	2020
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,912	$6,900
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	12,058	10,105
Net provision for losses (recoveries) on advances to suppliers	(328)	57
Foreign currency remeasurement (gain) loss, net	506	(4,691)
Foreign currency exchange contracts	1,127	(13,951)
Restructuring and impairment costs	2,024	—
Restructuring payments	(1,776)	(2,937)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	—	(4,173)
Other, net	(2,726)	(3,350)
Changes in operating assets and liabilities, net	(141,720)	12,087
Net cash provided (used) by operating activities	(126,923)	47

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(14,428)	(8,386)
Proceeds from sale of property, plant and equipment	1,589	218
Net cash used by investing activities	(12,839)	(8,168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	49,439	20,688
Dividends paid to noncontrolling interests	(980)	—
Dividends paid on common stock	(18,876)	(18,567)
Other	(2,432)	(1,930)
Net cash provided (used) by financing activities	27,151	191

Effect of exchange rate changes on cash, restricted cash and cash equivalents	78	515
Net decrease in cash, restricted cash and cash equivalents	(112,533)	(7,415)
Cash, restricted cash and cash equivalents at beginning of year	203,221	107,430

Cash, restricted cash and cash equivalents at end of period	$90,688	$100,015

Supplemental Information:
Cash and cash equivalents	$84,688	$100,015
Restricted cash (Other noncurrent assets)	6,000	—
Total cash, restricted cash and cash equivalents	$90,688	$100,015

See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data) (Unaudited)	2021	2020

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$6,357	$7,274

Denominator for basic earnings per share
Weighted average shares outstanding	24,694,489	24,602,610

Basic earnings per share	$0.26	$0.30

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$6,357	$7,274

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,694,489	24,602,610
Effect of dilutive securities
Employee and outside director share-based awards	157,662	100,969
Denominator for diluted earnings per share	24,852,151	24,703,579

Diluted earnings per share	$0.26	$0.29

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

As a result of recent acquisitions of plant-based ingredients companies, during the three months ended December 31, 2020 management evaluated the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. This assessment included an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, and dehydrated products. Customers for the Ingredients Operations segment include large multinational food and beverage companies, as well as smaller independent entities. FruitSmart, Silva, and CIFI are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. In fiscal year 2021, the Company announced the wind-down of CIFI, a greenfield operation that primarily manufactured both dehydrated and liquid sweet potato products.
The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows, including a recast of the new reportable operating segments presentation for all periods presented below:

	Three Months Ended June 30,
(in thousands of dollars)	2021	2020

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$293,843	$298,373
Ingredients Operations	56,186	17,438
Consolidated sales and other operating revenues	$350,029	$315,811

OPERATING INCOME
Tobacco Operations	$8,889	$5,049
Ingredients Operations	4,349	(701)
Segment operating income	13,238	4,348
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(609)	7
Restructuring and impairment costs (2)	(2,024)	—
Add: Other income (loss)(3)	—	4,173
Consolidated operating income	$10,605	$8,528

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income. See Note 4 for additional information.
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Universal Corporation

(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.

NOTE 4.  RESTRUCTURING AND IMPAIRMENT COSTS

Universal continually reviews its business for opportunities to realize efficiencies, reduce costs, and realign its operations in response to business changes. Restructuring and impairment costs are periodically incurred in connection with those activities.
Tobacco Operations
In the three months ended June 30, 2021, the Company incurred and paid $1.5 million of termination costs associated with restructuring of tobacco processing and administrative operations in Africa.
Ingredients Operations
In the three months ended June 30, 2021, the Company incurred $0.5 million of impairment costs on property, plant, and equipment associated with the wind-down of the Carolina Innovative Food Ingredients, Inc. ("CIFI") operations that was announced in fiscal year 2021.
There were no restructuring and impairment costs incurred for the three months ended June 30, 2020.

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